Exhibit d(2)

AMENDED AND RESTATED APPENDIX A
TO THE INVESTMENT ADVISORY AND ANCILLARY SERVICES AGREEMENT
BETWEEN NETS TRUST AND NORTHERN TRUST INVESTMENTS, N.A., DATED
FEBRUARY 26, 2008

Intending to be legally bound, the undersigned hereby amend and restate Appendix A to the aforesaid Agreement to include the following investment portfolios as of May 22, 2008:

Annual Advisory Fee
Current Funds	(as a % of average daily net assets)

NETS™ S&P/ASX 200 Index Fund (Australia)	0.47%
NETS™ BEL 20® Index Fund (Belgium)	0.47%
NETS™ Hang Seng China Enterprises Index Fund	0.51%
NETS™ CAC40® Index Fund (France)	0.47%
NETS™ DAX® Index Fund (Germany)	0.47%
NETS™ Hang Seng Index Fund (Hong Kong)	0.47%
NETS™ ISEQ 20TM Index Fund (Ireland)	0.47%
NETS™ TA-25 Index Fund (Israel)	0.70%
NETS™ S&P/MIB Index Fund (Italy)	0.47%
NETS™ TOPIX® Index Fund (Japan)	0.47%
NETS™ FTSE Bursa Malaysia 100 Index Fund	0.57%
NETS™ AEX-index® Fund (The Netherlands)	0.47%
NETS™ PSI 20® Index Fund (Portugal)	0.47%
NETS™ RTS Index Fund (Russia)	0.75%
NETS™ FTSE Singapore Straits Times Index Fund	0.47%
NETS™ FTSE/JSE Top 40 Index Fund (South Africa)	0.65%
NETS™ TAIEX Index Fund (Taiwan)	0.65%
NETS™ FTSE SET Large Cap Index Fund (Thailand)	0.51%
NETS™ FTSE 100 Index Fund (United Kingdom)	0.47%
NETS™ Tokyo Stock Exchange REIT Index Fund	0.47%
NETS™ BOVESPA Index Fund (Brazil)	0.65%
NETS™ FTSE All-World Canada Index Fund	0.47%
NETS™ IPC® Index Fund (Mexico)	0.47%
NETS™ OMXS30 Index Fund (Sweden)	0.47%
NETS™ SLI Index Fund (Switzerland)	0.47%
NETS™ FTSE CNBC Global 300 Index Fund	0.43%

All signatures need not appear on the same copy of this Amended and Restated Appendix A.

NETS TRUST		NORTHERN TRUST INVESTMENTS, N.A.

By:	/s/ Peter K. Ewing	By:	/s/ Michael A. Vardas
	Peter K. Ewing		Michael A. Vardas

Title:	Vice President	Title:	Senior Vice President